Exhibit 10.1
UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 31, 2025, by and among MPC Investment LLC, a Delaware limited liability company (“Seller”), and The Andersons Ethanol LLC, an Ohio limited liability company (“Buyer”). Buyer and Seller shall be referred to herein individually as “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, (a) Seller owns 4,990 Units, which represents 49.9% of the issued and outstanding Units in The Andersons Marathon Holdings LLC, a Delaware limited liability company (the “Company”), and (b) Buyer owns 5,010 Units, which represents 50.1% of the issued and outstanding Units in the Company; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's Units in the Company, subject to the terms and conditions described in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements described in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.DEFINITIONS. Defined terms as used in this Agreement have the meanings ascribed to them in Exhibit A.

2.SALE OF UNITS. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller's Units in the Company, which represents 49.9% of the issued and outstanding Units in the Company (the “Purchased Units”), together with any and all rights, obligations, liabilities, privileges and interests in the Company resulting from, associated with or arising from the Purchased Units, at Closing in exchange for an amount in cash equal to the Purchase Price. The Parties acknowledge and agree that entry into this Agreement satisfies and waives all of the conditions to the sale, transfer, and conveyance of the Purchased Units to Buyer under Section 8.12 of the LLC Agreement, and the Parties otherwise hereby waive any other condition set forth in the LLC Agreement to the consummation of the transactions contemplated by this Agreement.

3.PURCHASE PRICE. The aggregate purchase price to be paid by Buyer for the Purchased Units at Closing shall be made by wire transfer of immediately available funds to Seller pursuant to the payment instructions of Seller in an amount equal to Four Hundred Twenty-Five Million Dollars ($425,000,000.00) (the “Purchase Price”).
4.CLOSING AND OTHER MATTERS. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date of this Agreement (the “Closing Date”) by exchange of electronic signature pages or by such other means as the Parties may mutually agree. The Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date.
(a)Deliveries by Seller. At Closing, Seller shall execute and deliver (or cause to be delivered): (i) a counterpart of the Assignment and Assumption of Units in the form attached hereto as Exhibit B (the “Assignment”), duly executed by Seller; (ii) a duly completed and executed Internal Revenue Service Form W-9 of Seller, or its appropriate regarded Tax owner for U.S. federal income Tax purposes; and (iii) a counterpart of the Written Consent of the Members of the Company in the form attached hereto as Exhibit C (the “Consent”), duly executed by Seller.

(b)Deliveries by Buyer. At Closing, Buyer shall execute and deliver (or cause to be delivered): (i) the Purchase Price to Seller; (ii) a counterpart of the Assignment, duly executed by Buyer; (iii) a counterpart of the Consent, duly executed by Buyer; (iv) Two Million Two Hundred Twenty Thousand Fifty-One Dollars

($2,220,051) by wire transfer of immediately available funds to an account designated by Seller for reimbursement under the Reimbursement Agreement; and (v) an amendment to the Company’s certificate of formation in an appropriate form for filing with the Delaware Secretary of State to change the name of the Company, removing reference to Seller or its Affiliates and Buyer covenants and agrees to refrain from use of Seller’s, or its Affiliates’, name and marks and to promptly file the amendment to the Company’s certificate of formation with the Delaware Secretary of State and make any other necessary filings to reflect such change.

(c)Distribution by Company. At the Closing and as authorized by the Consent, as a distribution to the Parties of excess working capital of the Company, Buyer and Seller shall cause the Company to pay, by wire transfer of immediately available funds (i) to Seller, an amount equal to the product of (A) the amount by which the Closing Working Capital exceeds the Target Working Capital and (B) forty-nine point nine percent (49.90%), and (ii) to Buyer, an amount equal to the product of (A) the amount by which the Closing Working Capital exceeds the Target Working Capital and (B) fifty point ten percent (50.10%) (collectively, the resulting amount of the foregoing, the “Distribution”).

(d)Use of Name. From and after the Closing Date, Buyer shall replace, remove, or otherwise obscure all signage, advertising, stationary, materials, and documents containing the name of the Company (as it exists immediately prior to the Closing Date) or any derivation thereof as soon as reasonably practicable after the Closing Date.

5.REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement:
(a)Organization. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)Authority. Seller has full power and authority to execute and deliver, and to perform its duties and obligations under this Agreement. This Agreement is the legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

(c)No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the organizational documents, as amended, of Seller; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any Governmental or Regulatory Authority, court or arbitrator to which Seller or any of its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or bound or to which any of its assets are subject; (iv) that could result in the creation or imposition of any lien, security interest or encumbrance in, to or on the Purchased Units or any asset of Seller; or (v) require Seller to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental or Regulatory Authority, creditor or other third party in order to consummate the transactions contemplated by this Agreement, except as is waived by the Parties pursuant to Section 2 of this Agreement.

(d)Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against Seller that impair the ability of Seller to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

(e)Title. Except for (i) any liens existing under any loan, credit or security agreements to which the Company is a party, (ii) any liens for Taxes of the Company not yet due and payable and (iii) for restrictions on transfer under the Company’s LLC Agreement and applicable securities Laws, Seller is the lawful owner of, and has good and marketable title to, the Purchased Units, free and clear of any and all liens, restrictions, claims, charges, security interests and encumbrances (contractual or otherwise) of any kind, nature or type whatsoever.

(f)No Pending Transactions. Except for this Agreement, Seller is not a party to or bound by any agreement, undertaking or commitment to sell, lease, assign, transfer or exchange any of the Purchased Units to any other entity or person.

(g)No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 5, THE PURCHASED UNITS ARE BEING SOLD HEREUNDER ON AN “AS IS,” “WHERE IS” BASIS. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 5 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER STATUTORY, WRITTEN OR ORAL, EXPRESS OR IMPLIED; SELLER PROVIDES NO OTHER WARRANTIES WITH RESPECT TO THE PURCHASED UNITS, THE COMPANY, OR THE ASSETS OF THE COMPANY, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. SELLER MAKES NO REPRESENTATION OR WARRANTY TO BUYER WITH RESPECT TO ANY FINANCIAL PROJECTIONS, FORECASTS OR FORWARD-LOOKING STATEMENTS OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE COMPANY, OR THE ASSETS OF THE COMPANY, OR THE PURCHASED UNITS.

6.REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement:

(a)Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Ohio.

(b)Authority. Buyer has full power and authority to execute and deliver, and to perform its duties and obligations under, this Agreement. The execution and delivery of, the performance of its obligations under, and the consummation of the transactions contemplated by, this Agreement and any agreement, document, instrument or certificate executed or to be executed in connection with this Agreement, have been duly authorized by all necessary action on the part of Buyer. This Agreement is the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding may be brought.

(c)No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the organizational documents, as amended, of Buyer; (ii) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, order, permit, decree, ruling, charge, or other restriction of any Governmental or Regulatory Authority, court or arbitrator to which Buyer or any of its assets are subject; (iii) conflict with, result in a breach of, constitute a default under (or with notice or the lapse of time or both could result in a breach of or constitute a default), result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or bound or to which any of its assets are subject; (iv) result in or require the creation or imposition of any lien, security interest or encumbrance in, to or on any of the properties of Buyer; or (v) require Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental or Regulatory Authority, creditor or other third party in order to consummate the transactions contemplated by this Agreement, except as is waived by the Parties pursuant to Section 2 of this Agreement.

(d)Litigation. There are no claims, demands, filings, hearings, notices of violation, proceedings, notices or demand letters, investigations, administrative proceedings, civil, criminal or other actions, litigation, suits, mediations, arbitrations or other legal proceedings pending or threatened against Buyer that impair the ability of Buyer to perform its duties or obligations under, or to consummate the transactions contemplated by, this Agreement.

(e)Tax. No partnership adjustment (as defined in Treasury Regulations Section 301.6241-1(a)(6) under Subchapter C of Chapter 63 of the Code has taken effect (as described in Treasury Regulations Section 1.6241-3(c)) on or before the Closing Date.

7.RELEASE.
(a)Seller Release. Effective as of the Closing, Seller, in consideration of the Purchase Price and Buyer’s covenants and promises contained in this Agreement, hereby irrevocably and unconditionally releases and forever discharges Buyer, the Company, and its and their Affiliates and its and such Affiliates’ respective past, present and future Representatives or successors or assigns of any of the foregoing (collectively, the “Buyer Released Parties”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims, damages, expenses, costs, causes of action, orders, obligations, contracts, agreements, debts, security agreements and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity which Seller now has, has ever had, or may hereafter have against the Buyer Released Parties, now or in the future, in each case, whether related to (a) any business of the Company or its operations, or (b) any actions taken or failed to be taken by any Buyer Released Party in any capacity related to or affecting the occurring or arising on or prior to, or related to any period prior to, the Closing Date, whether under the LLC Agreement, the Related Agreements, or otherwise (collectively, the “Seller Released Claims”): provided, that the Seller Released Claims shall not include any claims by Seller under this Agreement. Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced or instituted, any Proceeding or action of any kind against any of the Buyer Released Parties, based upon any matter purported to be released hereby.

(b)Buyer Release. Effective as of the Closing, Buyer hereby irrevocably and unconditionally releases and forever discharges Seller and its Affiliates and its and such Affiliates’ respective past, present and future Representatives or successors or assigns of any of the foregoing (collectively, the “Seller Released Parties”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims, damages, expenses, costs, causes of action, orders, obligations, contracts, agreements, debts, security agreements and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity which Buyer now has, has ever had, or may hereafter have against the Seller Released Parties, now or in the future, in each case, related to (a) any business of the Company or its operations, or (b) any actions taken or failed to be taken by any Seller Released Party in any capacity related to or affecting the Company occurring or arising on or prior to, or related to any period prior to, the Closing Date, whether under the LLC Agreement, the Related Agreements, or otherwise (collectively, the “Buyer Released Claims”): provided, that the Buyer Released Claims shall not include any claims by Buyer under this Agreement. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced or instituted, any Proceeding or action of any kind against any of the Seller Released Parties, based upon any matter purported to be released hereby.

8.INDEMNIFICATION.
(a)Indemnification by Seller. Seller hereby indemnifies and hold harmless Buyer, its Representatives, and successors and assigns from and against any and all payments, charges, judgments, assessments, liabilities, obligations, claims, demands, actions, losses, damages, penalties, interest or fines, and any and all costs and expenses paid or incurred, including attorney fees, costs, fees of experts and any legal or other expenses reasonably incurred in connection therewith (collectively, the “Liabilities”), arising from, based upon, or related to and to the extent caused by: (i) any breach of any representation or warranty of Seller contained in this Agreement; (ii) any failure of Seller to perform or observe any term, condition or covenant contained in this Agreement; (iii) any and all Tax Liabilities of the Company (with respect to Seller’s proportionate share of 49.90% of the Units held by Seller immediately prior to the Closing Date) for any Pre-Closing Tax Period; or (iv) any final determination or settlement of any Tax Claim (including, but not limited to, the R&D Tax Audit) to the extent the Company is required to make (or Buyer is required to make on behalf of Seller with respect to Seller’s proportionate share of 49.90% of the Units held by Seller immediately prior to the Closing Date) any payment in regard to any such Tax Claim. Seller shall use commercially reasonable efforts to mitigate Liabilities for which it seeks indemnification under this Section 8(a).

(b)Indemnification by Buyer. Buyer hereby indemnifies and hold harmless Seller, its Representatives, and successors and assigns from and against any and all Liabilities arising from, based upon, or related to: (i) any breach of any representation or warranty of Buyer contained in this Agreement; (ii) any failure of Buyer to perform or observe any terms, conditions or covenants contained in this Agreement; or (iii) any and all Tax Liabilities of the Company for any Taxes of the Company for any taxable period (or portion thereof) ending after the Closing Date; provided that, for purposes of clause (ii) hereof, in the case of a claim regarding terms, conditions or covenants under Section 10(c)(ii)(2), “Liabilities” shall be limited to penalties, interest and fines. Buyer shall use commercially reasonable efforts to mitigate Liabilities for which it seeks indemnification under this Section 8(b).

(c)Claims. No claim under this Agreement may be made unless such Party shall have delivered, with respect to any claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the expiration of the Survival Period defined in Section 9; provided, however, that if written notice for a claim of indemnification has been provided by the Indemnified Party on or prior to the expiration of the Survival Period, then the obligation of the Indemnifying Party to indemnify the Indemnified Party shall survive the with respect to such claim until such claim is finally resolved.

(d)Third Party Claims.
i.Notice. Whenever any claim by a third party shall arise for indemnification under this Section 8, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the Liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.

ii.Defense. In connection with any claim by a third party which may give rise to indemnity hereunder (a “Third-Party Claim”), the Indemnifying Party may assume the defense of any such Third Party

Claim, upon reasonably prompt written notice to the Indemnified Party, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof; provided, however, that the failure to notify the Indemnified Party or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder. The Indemnifying Party shall diligently prosecute the defense of a Third-Party Claim, including by assuming control of the defense of such Third-Party Claim and appointing counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume or continue control of the defense of any Third-Party Claim if such Third-Party Claim (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or regulatory matters, (iii) results in, or could reasonably be expected to result in, under applicable standards of professional conduct, a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim, or (iv) involves a claim that, if adversely determined, would be reasonably expected to establish a precedent, custom, or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the operations of the Company (each, an “Exception Claim”). The Indemnifying Party will not consent to the entry of and judgment or enter into any settlement with respect to, or cease to defend, any claim by a third party with the prior written consent, which such consent (A) may be provided at Indemnified Party’s sole discretion with respect to a claim that involves criminal or quasi-criminal allegations, regulatory matters, or involves a claim that, if adversely determined, would be reasonably expected to establish a precedent, custom, or practice materially adverse to the continuing business interests or prospects of the Indemnified Party or the operations of the Company, and (B) shall not be unreasonably withheld, conditioned, or delayed with respect to all other claims by a third party. In the event that (i) Indemnifying Party does not assume the defense of a Third-Party Claim, (i) the Indemnified Party does not diligently prosecute the defense of any Third-Party Claim as set forth in this Section 8(d)(ii) or such Third-Party Claim is, or at any time becomes, an Exception Claim, the Indemnified Party may defend against such Third-Party Claim in such manner as it may deem reasonably appropriate (including consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim), at the sole cost and expense of the Indemnifying Party.

(e)Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a Third-Party Claim, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the Liability arising therefrom, and the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties cannot agree, the Indemnified Party shall be entitled to take any action in Law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Section 8 against the Indemnifying Party.

(f)Exclusive Remedy. Absent fraud or willful breach, the indemnities set forth in this Section 8 shall be the exclusive remedies of Buyer and Seller and their respective Representatives due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

9.SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Buyer and Seller hereby agree and covenant that all of the representations, warranties and covenants in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations (the “Survival Period”); provided, however, that covenants, agreements and obligations in this Agreement to be performed after Closing shall survive until the date on which they have been fully performed.

10.TAX MATTERS.
(a)Transfer Taxes. Each of Buyer and Seller shall be responsible for, and shall bear, 50% of any and all Transfer Taxes. Buyer shall, or shall cause Company to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes as required by applicable Law. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b)Income Taxes. All income Tax Returns in respect of the Company that are required to be filed after the Closing Date for a Pre-Closing Tax Period shall be prepared and filed, or caused to be prepared and filed, by Buyer or its Affiliate pursuant to the applicable provisions of the LLC Agreement (except as otherwise provided for in this Agreement). All such income Tax Returns shall be prepared in a manner consistent with this Agreement and past practice of the Company.

(c)Cooperation; Tax Proceedings.
i.The Parties shall (and shall cause their respective Affiliates to) cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit or other claim with respect to Taxes imposed in respect of the Company for any Pre-Closing Tax Period (a “Tax Claim”). Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Claim and making employees available to the extent reasonably requested on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that no Party shall be required to provide its or any of the Tax Returns of its Affiliates (other than the Company for Pre-Closing Tax Periods).

ii.Income Taxes.
1)Buyer or its Affiliate, as tax matters member or partnership representative, as applicable, of the Company, shall control any Tax Claim related to income Taxes pursuant to the applicable provisions of the LLC Agreement and in accordance with applicable Law; provided, that, in the case of any such Tax Claim that, if determined adversely to the taxpayer or after the lapse of time, would reasonably be expected to increase the Tax liability of Seller or increase Seller’s indemnification obligation pursuant to Section 8(a)(iii)-(iv), Buyer (A) shall control and defend such Tax Claim diligently and in good faith and (B) shall not resolve, settle or choose not to defend any such Tax Claim without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

2)If the Internal Revenue Service (or applicable state Taxing Authority) issues a notice of final partnership adjustment for the Company with respect to any Pre-Closing Tax Period, and the Internal Revenue Service (or such state Taxing Authority) has not determined, and is not expected to determine, that the Company has ceased to exist (as defined under Treasury Regulation Section 301.6241-3(b) (or any similar provision of Law)), Buyer or its Affiliate, as tax matters member or partnership representative, as applicable, of the Company, shall cause the Company to correctly complete and timely file the statement required to be provided to the Internal Revenue Service under Treasury Regulation Section 301.6226-2(a) (or any similar statement required under any similar provision of Law) and all other information and filings required to make the election under Section 6226 of the Code (or any similar provision of Law) with respect to such adjustment. For avoidance of doubt, this “push-out” election under Section 6226 of the Code (or any similar provision of Law) shall apply to any adjustment to any Tax audit by the Internal

Revenue Service (or applicable state Taxing Authority) with respect to the Company for any Pre-Closing Tax Period whether with respect to the R&D Tax Audit or otherwise. Seller shall be permitted to review and comment on the statement required to be provided to the Internal Revenue Service under Treasury Regulation Section 301.6226-2(a) (or any similar statement required under any similar provision of Law) in connection with such election.
iii.Other Taxes.
1)Buyer or its Affiliate, as applicable, shall control any Tax Claim related to non-income Taxes; provided, that, in the case of any such Tax Claim that, if determined adversely to the taxpayer or after the lapse of time, would reasonably be expected to increase the Tax Liability of Seller or increase Seller’s indemnification obligation pursuant to Section 8(a)(iv), Buyer (A) shall control and defend such Tax Claim diligently and in good faith and (B) shall not resolve, settle or choose not to defend any such Tax Claim without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

2)If, after the Closing, Buyer, the Company or any of their respective Affiliates receive a refund of non-income Taxes (or credit in lieu of refund) of the Company for any Pre-Closing Tax Period, Buyer shall pay to Seller an amount equal to Seller’s proportionate share of such refund (or credit) as soon as reasonably practicable after receipt (or, in the case of a credit, recognition) thereof.
(d)Tax Treatment; Purchase Price Allocation.
i.The Parties intend that, for U.S. federal income Tax purposes, the purchase and sale described in Section 2 of this Agreement be treated as (i) from Seller’s perspective, the sale of a partnership interest pursuant to Section 741 of the Code and (ii) from Buyer’s perspective, a liquidating distribution by the Company of an undivided interest in the Company’s assets to each of Buyer and Seller pursuant to Section 731 of the Code, immediately followed by Buyer’s taxable acquisition of the assets deemed to be distributed to Seller, in each case, in a manner consistent with Revenue Ruling 99-6 (Situation 1).

ii.Buyer shall prepare an allocation of the Purchase Price in accordance with Section 1060 of the Code (the “Allocation Schedule”), which Buyer will deliver to Seller no later than sixty (60) days after the Closing Date. Seller shall review the Allocation Schedule prepared by Buyer and shall provide any comments to Buyer within thirty (30) days of receipt thereof. Buyer and Seller shall work in good faith to resolve any disagreements regarding the Allocation Schedule; provided, however, that if Buyer and Seller are unable to resolve any disagreements regarding the Allocation Schedule within thirty (30) days of Seller’s delivery of its comments to Buyer, then Buyer and Seller shall promptly mutually engage and submit for resolution any and all matters related to the Allocation Schedule that remain in dispute to EY or such other mutually agreeable independent accounting firm (the “Accounting Firm”). Each of Buyer and Seller shall make readily available to the Accounting Firm all relevant financial books and records, including any accountants’ work papers (subject to the execution of any access letters). Buyer and Seller shall enter into a customary engagement with the Accounting Firm, which engagement letter shall expressly provide that in resolving the dispute, the Accounting Firm shall only consider those items or amounts disputed in Seller’s notice that remain in dispute, not assign a value to any item or amount in dispute than the greatest value for such item or amount assigned by Seller or Buyer, or less than the smallest value of such item or amount assigned by Seller or Buyer. The Accounting Firm’s determination will be based solely upon information presented by Buyer and Seller, and not on the basis of independent review. Buyer and Seller shall cause the Accounting Firm to deliver to Buyer and Seller as promptly as practicable (but in in any event within thirty (30) days of its retention) a written report setting forth its determination of the dispute. Absent manifest error, in which case the Parties may pursue any available legal or equitable remedies, the written report prepared by the Accounting Firm shall be final and binding. Buyer and Seller shall each be responsible for the fees and expenses of the Accounting Firm pro rata, as between Buyer, on the one hand, and Seller, on the other hand, in proportion to the relative difference between the positions taken by Buyer and Seller compared to the determination of the Accounting Firm. All other fees and expenses incurred in connection with the dispute of the Allocation Schedule, including fees and expenses of attorneys and accountants, shall be borne and paid by the Party incurring such expense.

iii.Seller and Buyer shall report and file all Tax Returns, including IRS Form 8594 in the case of Buyer, in all respects and for all purposes consistent with the Allocation Schedule, as finally determined pursuant to Section 10(d)(ii). Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such Allocation Schedule. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns, or otherwise in connection with Tax matters) that is inconsistent with such Allocation Schedule, unless required to do so by applicable Law, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation Schedule. If any payment is treated as an adjustment of the Purchase Price, the Allocation Schedule shall be adjusted accordingly.

11.NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by reputable national overnight courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the Parties at the following addresses as applicable:
If to Seller:    MPC Investment LLC
        539 South Main Street
        Findlay, Ohio 45840
        Attn: Chief Legal Officer

If to Buyer:    The Andersons Ethanol LLC
        1947 Briarfield Boulevard
        Maumee, Ohio 43537
        Attn: Chief Legal Officer
Notices, requests and all other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 11, (b) delivered by reputable national overnight courier service or registered or certified mail (postage prepaid, return receipt requested) in the manner described above to the address provided in this Section 11 (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 11). Any Party may from time to time change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

12.CONFIDENTIALITY. Except in connection with an announcement made pursuant to Section 13, each Party will, and will cause its Affiliates and Representatives, to, hold, in strict confidence, all documents and information concerning another Party or any of its Affiliates furnished to it by the other Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby (the “Confidential Information”), and treat all such Confidential Information as proprietary, secret and confidential. In no event shall either Party distribute to third parties any Confidential Information; provided, however, that nothing in this Section 12 shall limit the disclosure by any Party of any Confidential Information:
(a)to the extent required by Law (provided that disclosing Party agrees to give the non-disclosing Party prompt and reasonably sufficient written notice thereof so as to enable the non-disclosing Party to seek a protective order, oppose any action by the disclosing Party, or pursue any other appropriate remedy, if so desired by the non-disclosing Party). If such a protective order or other remedy is not obtained, or if the non-disclosing Party, in its sole discretion, waives in writing compliance with this Agreement, the disclosing Party (or such other Person required to disclose the Confidential Information) may disclose only that portion of the Confidential Information that is legally required to disclose to avoid contempt or other penalty in the reasonable opinion of counsel to the disclosing Party (or its Affiliates or Representatives), and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information so disclosed;

(b)in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies under this Agreement or the transactions contemplated hereby;

(c)to the extent that such Confidential Information can be shown to have come within the public domain through no action or omission of the receiving Party or its Affiliates or Representatives in breach of this Section 12;

(d)later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such Confidential Information confidential; or

(e)to such Party’s Affiliates or Representatives.

13.PUBLIC ANNOUNCEMENTS. The Parties (or their respective Affiliates) acknowledge that Buyer will (i) issue a written public announcement after the close of trading on August 4, 2025, in substantially the form previously approved by Seller, describing the transactions contemplated by this Agreement and (ii) make a U.S. Securities and Exchange Commission (SEC) Form 8-K Filing in the form as reasonably approved by Seller. In addition, the Parties and their respective Affiliates shall be permitted to make additional statements and public communications as each Party deems necessary regarding the transactions contemplated by this Agreement so long as such statements are not inconsistent with the written public announcement previously approved by Seller, the SEC Form 8-K Filing or otherwise disclose Confidential Information.

14.MISCELLANEOUS.
(a)Entire Agreement. This Agreement and the schedules and exhibits attached to this Agreement constitute the entire agreement and understanding between the Parties and supersede any and all prior understandings, agreements or representations between the Parties, whether written or oral, related in any way to the subject matter of this Agreement.

(b)Further Assurances. From time to time after the Closing Date, each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer or assumption and take such further actions reasonably requested to carry out the provisions of this Agreement to give effect to its transactions.

(c)Governing Law; Venue; Jurisdiction. This Agreement and the transactions contemplated hereby shall be interpreted and construed in accordance with the Laws of the State of Delaware and any and all claims, controversies, disputes, suits, proceedings and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict of Law or other rule that would result in the application of the Laws of a different jurisdiction. The Parties further agree that any dispute arising out of this Agreement shall be decided by either the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware. Buyer and Seller shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

(d)WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION WITH THIS AGREEMENT. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE.

(e)Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

(f)Assignment. The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion.

(g)Counterparts. This Agreement may be executed, electronically via portable document format (.pdf) or otherwise, in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h)Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)Amendments. This Agreement may be amended, supplemented or modified only by a written instrument signed by or on behalf of each Party.

(j)No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely to for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 8(e).

(k)Waiver; Injunctive Relief. No failure on the part of Buyer or Seller to exercise, and no delay in exercising, any right, power or remedy created under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by Buyer or Seller to any breach of, or default in, any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition of this Agreement. The terms and provisions of this Agreement, whether individually or in their entirety, may only be waived in writing and signed by the Party against whom or which the enforcement of such waiver is sought. No right, remedy or election given by any term of this Agreement or made by either Party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at Law or in equity. The Parties acknowledge that the rights created by this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved Party may have no adequate remedy at Law. Accordingly, the Parties agree that the other Party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce such Party's rights and the obligations of the other Party not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

(l)Severability. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained in this Agreement shall not be affected thereby.

(m)Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated herein are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.

(n)Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

        SELLER:

        MPC INVESTMENT LLC

        By:___________________________
        Name: David R. Heppner
        Title: SVP & Chief Strategy Officer

        BUYER:

        THE ANDERSONS ETHANOL LLC

        By:___________________________
        Name: Bill Krueger
        Title: President and CEO of The Andersons, Inc., the Manager of Buyer

EXHIBIT A
DEFINITIONS

“Affiliate(s)” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 10(d)(ii).

“ANDE” means The Andersons, Inc., an Ohio corporation.

“Assignment” has the meaning set forth in Section 4(a).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Delaware and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Closing” has the meaning set forth in Section 4.

“Closing Date” has the meaning set forth in Section 4.

“Closing Working Capital” means the excess of (a) the current assets of the Company as of June 30, 2025 included in the line items set forth on Exhibit D, less (b) the current Liabilities of the Company as of June 30, 2025 included in the line items set forth on Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“Confidential Information" has the meaning set forth in Section 12.

“Consent” has the meaning set forth in Section 4(a).

“Corn Oil Marketing Agreement” means that certain Corn Oil Marketing Agreement dated as of October 1, 2019 by and between the Company and ANDE, as amended.

“Ethanol Marketing Agreement” means that certain Ethanol Marketing Agreement by and between the Company and ANDE dated as of October 1, 2019, as amended.

“Governmental or Regulatory Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, bureau, department, board, commission, official, tribunal, court or arbitrator(s) of competent jurisdiction or other instrumentality or other body exercising or entitled to exercise any administrative, arbitral, executive, judicial, quasi-judicial, legislative, police, regulatory, taxing authority, power or functions of any nature, in each case, whether domestic or foreign, federal, state or local of the United States or any other foreign jurisdiction, or any state, county, city or other political subdivision or similar governing entity thereof.

“Grain Procurement, Distillers’ Grains Marketing and Consulting Services Agreement” means that certain Grain Procurement, Distillers’ Grains Marketing and Consulting Services Agreement by and between the Company and ANDE dated as of October 1, 2019, as amended.

“Indemnified Party” means any Person claiming indemnification under any provision of Section 8.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Section 8.

“Law” means all laws, statutes, treaties, rules, orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, permits or other pronouncements having the effect of law of any Governmental or Regulatory Authority.

“Liabilities” has the meaning set forth in Section 8(a).

“LLC Agreement” means the Limited Liability Company Agreement of Company, dated October 1, 2019, as amended prior to the Closing.

“Party(ies)” has the meaning set forth in the preamble to this Agreement.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, enterprise, unincorporated organization, limited liability company, other business or similar entity or governmental or regulatory authority.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 3.

“Purchased Units” has the meaning set forth in Section 2.

“R&D Tax Audit” means that certain administrative proceeding initiated by the Internal Revenue Service for the tax years 2019–2022 relating to the research and development Tax credits claimed by the Company during those years, which as of the Closing Date, the Internal Revenue Service has not issued a Notice of Final Partnership Adjustment (as such term is defined in the Code).

“Reimbursement Agreement” means the letter agreement, dated November 12, 2024, from ANDE, as manager of the Company, to Seller, concerning the cost reimbursement of the front end loaded engineering study and combined heat and power engineering study for the potential expansion of the Clymers, Indiana ethanol facility.

“Related Agreements” means, collectively, the Corn Oil Marketing Agreement, the Ethanol Marketing Agreement, and the Grain Procurement, Distillers’ Grains Marketing and Consulting Services Agreement.

“Representatives” means, as to any Person, such Person and its Affiliates, its officers, directors, employees, partners, members, managers, counsel, agents, accountants, advisors, engineers, and consultants.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Survival Period” has the meaning set forth in Section 9.

“Target Working Capital” means $80,000,000.

“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges in the nature of a tax (including any interest, fines, assessments, penalties, deficiency assessments or additions to tax imposed in connection therewith or with respect thereto) including (a) taxes imposed on, or measured by, net income, gross income, franchise, profits or gross receipts, and (b) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property (tangible and intangible), capital stock, license, branch, payroll, withholding, employment, social security (or similar), unemployment, disability, occupational, excise, compensation, utility, severance, production, stamp, registration, occupation, premium, windfall profits, excess profits, fuel, gas import, environmental, transfer and gains, lease, service, service use, alternative or add on minimum, and estimated taxes and customs duties.

“Taxing Authority” means any Governmental or Regulatory Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Claim” has the meaning set forth in Section 10(c)(i).

“Tax Returns” means any report, form, return, declaration, statement or other information (including any amendments) required to be supplied to or filed with a Governmental or Regulatory Authority by a Person with respect to Taxes.

“Transfer Taxes” means any transfer, sales, use, excise, goods and services, value added, real property transfer, filing, recording, documentary, stamp, conveyance, registration, or other similar Taxes, fees or charges incurred in connection with the transactions contemplated hereby including any costs or expenses arising in connection with Tax Returns or other forms required to filed in connection with such Transfer Taxes, fees or charges.

“Units” has the meaning set forth in the LLC Agreement.

EXHIBIT B
ASSIGNMENT AND ASSUMPTION OF UNITS

This ASSIGNMENT AND ASSUMPTION OF UNITS (this “Assignment”), effective as of July 31, 2025 (the “Effective Date”), between MPC Investment LLC, LLC, a Delaware limited liability company (“Assignor”), and The Andersons Ethanol LLC, an Ohio limited liability company (“Assignee”).
RECITALS
A.    Assignee and Assignor entered into a Unit Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which, among other things, Assignor has agreed to transfer to Assignee four thousand nine hundred and ninety units representing forty-nine point nine percent (49.9%) of the units (the “Purchased Units”) in The Andersons Marathon Holdings LLC, a Delaware limited liability company (the “Company”);
B.    To effect the sale and purchase of the Purchased Units, Assignor and Assignee are executing and delivering this Assignment.
NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby act and agree as follows:
AGREEMENTS
1.Definitions. Any capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.
2.Transfer of Interests. Assignor hereby sells, assigns, transfers and delivers unto Assignee (a) all of Assignor’s right, title and interest in and to the Purchased Units and (b) all of Assignor’s rights under the LLC Agreement.
3.Assumption of Assignee. Assignee hereby accepts the sale, assignment, transfer and delivery of the Purchased Units, and assumes (a) the Purchased Units and (b) all obligations and liabilities of the Assignor under the LLC Agreement.
4.Withdrawal of Assignor. As of the Effective Date, Assignor shall be deemed to have withdrawn as a member of the Company. For purposes of the LLC Agreement, the withdrawal of Assignor and the admission of Assignee shall be deemed to have occurred simultaneously.
5.Counterparts. This Assignment may be executed in separate counterparts with separate signature pages, all of which when taken together shall constitute one instrument. Delivery by facsimile or other electronic transmission of an executed original or the retransmission of any executed facsimile or other electronic transmission shall be deemed to be the same as delivery of an executed original.
6.Further Assurances. The parties hereto agree to take all such further actions and execute, acknowledge and deliver all such further documents that are necessary or useful in carrying out the purposes of this Assignment. Without limiting the foregoing, (a) Assignor agrees to execute, acknowledge and deliver to Assignee all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively sell, assign, transfer and deliver to Assignee the Purchased Units and (b) Assignee agrees to execute, acknowledge and deliver to Assignor all such other additional instruments, notices, and other documents and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively accept and assume the Purchased Units.

7.Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the application of another state’s law.
8.Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.
[signature page follows]

IN WITNESS WHEREOF, each party has caused this Assignment to be executed on its behalf by its duly authorized officer, as of the day and year first above written.

ASSIGNOR: MPC INVESTMENT LLC
By:
Name:
Title:

ASSIGNEE: THE ANDERSONS ETHANOL LLC
By:
Name:
Title:

EXHIBIT C
CONSENT

WRITTEN CONSENT OF THE MEMBERS OF
THE ANDERSONS MARATHON HOLDINGS LLC

In lieu of a physical meeting of the Membership Advisory Board (the “Board”) of The Andersons Marathon Holdings LLC (the "Company”), a Supermajority of the Members of the Company hereby consent to the following resolutions in writing effective as of July 30, 2025.

WHEREAS, Member representatives have recommended a cash distribution to the Members of the Company of an aggregate amount of up to $64,349,273, to be allocated to the Members pro rata in accordance with their Units and payable in one or more installments on or before July 31, 2025; and

WHEREAS, upon due consideration, the Members have determined to approve the proposed cash distribution.

NOW, THEREFORE, be it:

RESOLVED, that the Members agree to override Section 7.5 (b) of the Company’s Limited Liability Company Agreement, dated September 30, 2019, as amended on May 31, 2022, (the “LLC Agreement”) which provides for annual cash distributions on June 30 of each year, and to provide for a cash distribution to the Members in the month of July 2025; and

RESOLVED, that the Company declare and issue a cash distribution to its Members, pro rata in accordance with their respective Units, in the aggregate amount of up to $64,349,273, in one or more installments on or before July 31, 2025; and

RESOLVED, that the record date for determining the Members of the Company for purposes of the cash distribution shall be June 30, 2025; and
RESOLVED, that the Manager and its officers and employees on behalf of the Company are authorized and directed to do any and all actions, and issue and enter into, any and all drafts, orders, payments, certifications, contracts, agreements, instruments and other documentation, necessary or appropriate to effectuate the intent of the foregoing resolutions; and

RESOLVED, that pursuant to the provisions of Section 5.10 of the Company’s LLC Agreement, this action shall have the same force and effect as if it had taken place at a duly called meeting of the Members at which the Members’ representatives had been physically present.

IN WITNESS WHEREOF, this action has been signed by an authorized representative of each Member of the Company. This action may be signed electronically and may be signed in counterparts, each of which shall be filed as part of the minutes of the Company.

MEMBER: THE ANDERSONS ETHANOL LLC By: Print Name: Title: Date Signed:
MEMBER: MPC INVESTMENT LLC By: Print Name: Title: Date Signed:

EXHIBIT D
CLOSING WORKING CAPITAL

The Andersons Marathon Holdings LLC
Closing Working Capital
June-25

Assets	June 2025
Cash	79,734,102
AR	42,307,929
Inventory	79,310,750
Other Current Assets	5,292,798

Total Current Assets	206,645,579

Liabilities
Trade AP	36,808,115
Accrued Expenses	22,803,870
Other Current Liabilities	2,684,321

Total Current Liabilities	62,296,306

Closing Working Capital	144,349,273

Target Working Capital	80,000,000

Excess Working Capital	64,349,273

Seller Share of Distribution (49.90% of Excess Working Capital)	32,110,287
Buyer Share of Distribution (50.10% of Excess Working Capital)	32,238,986